Exhibit 21.2
                         SUBSIDIARIES OF TRAVELZOO INC.

Silicon Channels Corporation, a California corporation

Travelzoo.com Canada Inc., a corporation formed under the Business Corporations Act of Canada (1)


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(1)  Travelzoo.com Canada, Inc. is a wholly-owned subsidiary of Silicon Channels
     Corporation.